Exhibit 99.1

Red Rock Resorts Announces Third Quarter 2020 Results

LAS VEGAS, Oct. 27, 2020 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the third quarter ended September 30, 2020.

During the third quarter the Company continued to execute on its phased reopening program, and operated its first-to-reopen properties of Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station, together with its Wildfire properties and the Graton Casino Resort.

Third Quarter Results:

  Net revenues were $353.2 million for the third quarter of 2020, a decrease of 24.2%, or $112.7 million, from $465.9 million for the same period of 2019, primarily due to the ongoing impacts of the COVID-19 pandemic.
  Net income was $72.0 million for the third quarter of 2020, an increase of $98.8 million, from a net loss of $26.8 million for the same period of 2019.
  Adjusted EBITDA(1) was $160.9 million for the third quarter of 2020, an increase of 44.8%, or $49.8 million, from $111.1 million in the same period of 2019.

Las Vegas Operations

  Net revenues from Las Vegas operations were $320.8 million for the third quarter of 2020, a decrease of 27.2%, or $119.9 million, from $440.7 million in the same period of 2019, primarily due to the ongoing impacts of the COVID-19 pandemic.
  Adjusted EBITDA from Las Vegas operations was $141.7 million for the third quarter of 2020, an increase of 38.6%, or $39.4 million, from $102.2 million in the same period of 2019.

Native American Management

Adjusted EBITDA from Native American operations was $29.8 million for the third quarter of 2020, a 33.9% increase from $22.3 million in the same period of 2019.

Balance Sheet Highlights

The Company's cash and cash equivalents at September 30, 2020 were $108.9 million and total principal amount of debt outstanding at the end of the third quarter was $3 billion.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 5184573. A replay of the call will be available from today through November 3, 2020 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other charges, net (including net losses on asset disposals, severance, incremental expenses related to the COVID-19 pandemic, redevelopment and preopening expenses, business innovation and technology enhancements), interest expense, net, (gain) loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, (benefit) provision for income tax and other.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements. Further information on potential factors which could affect our financial condition, results of operations and business includes, without limitation, the extent and duration of the impact of the COVID-19 pandemic on the Company's business, financial results and liquidity; the duration of the closure of the Company's properties that have not yet reopened; the impact and cost of new operating procedures implemented at the Company's properties in response to the COVID-19 pandemic; the impact of actions that the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic; the impact of the COVID-19 pandemic, and resulting unemployment and changes in general economic conditions on discretionary spending and consumer demand; the impact of our substantial indebtedness; the effects of local and national economic, credit and capital market conditions on consumer spending and the economy in general, and on the gaming and hotel industries in particular; the effects of competition, including locations of competitors and operating and market competition; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies (including the current government-mandated operational restrictions); risks associated with construction projects, including disruption of our operations, shortages of materials or labor, unexpected costs, unforeseen permitting or regulatory issues and weather; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents, natural disasters or civil unrest; risks associated with the collection and retention of data about our customers, employees, suppliers and business partners; and other risks discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this document are made based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

View source version on http://redrockresorts.investorroom.com/:

INVESTORS:
Stephen L. Cootey
Stephen.Cootey@redrockresorts.com
(702) 495-4214

Rodney S. Atamian
Rod.Atamian@redrockresorts.com
(702) 495-3411

MEDIA:
Michael J. Britt
Michael.Britt@redrockresorts.com
(702) 495-3693

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues:
Casino	$239,866	$238,269	$ 523,741	$ 728,470
Food and beverage	45,855	128,016	149,171	370,740
Room	22,068	48,169	67,635	145,555
Other	14,487	27,823	42,290	80,650
Management fees	30,902	23,581	56,199	70,333
Net revenues	353,178	465,858	839,036	1,395,748
Operating costs and expenses:
Casino	57,659	89,205	172,559	259,861
Food and beverage	40,356	128,376	155,266	360,767
Room	11,147	20,279	38,222	61,034
Other	4,918	14,077	17,610	39,610
Selling, general and administrative	79,491	107,756	245,996	317,423
Depreciation and amortization	57,297	57,925	173,755	164,613
Write-downs and other charges, net	1,400	34,094	25,673	66,668
Tax receivable agreement liability adjustment	-	(97)	-	(97)
	252,268	451,615	829,081	1,269,879
Operating income	100,910	14,243	9,955	125,869
Earnings from joint ventures	658	455	288	1,481
Operating income and earnings from joint ventures	101,568	14,698	10,243	127,350

Other (expense) income:
Interest expense, net	(29,798)	(40,517)	(99,836)	(118,936)
Gain (loss) on extinguishment/modification of debt, net	482	-	235	(302)
Change in fair value of derivative instruments	(108)	(1,739)	(21,368)	(21,335)
Other	(100)	(82)	(262)	(234)
	(29,524)	(42,338)	(121,231)	(140,807)
Income (loss) before income tax	72,044	(27,640)	(110,988)	(13,457)
Benefit (provision) for income tax	-	842	(113,185)	(124)
Net income (loss)	72,044	(26,798)	(224,173)	(13,581)
Less: net income (loss) attributable to noncontrolling interests	28,410	(11,141)	(44,066)	(5,401)
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 43,634	$ (15,657)	$(180,107)	$ (8,180)

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 0.62	$ (0.22)	$ (2.56)	$ (0.12)
Earnings (loss) per share of Class A common stock, diluted	$ 0.56	$ (0.22)	$ (2.56)	$ (0.12)

Weighted-average common shares outstanding:
Basic	70,824	69,618	70,436	69,525
Diluted	117,044	69,618	70,436	69,525

Dividends declared per common share	$ -	$ 0.10	$ 0.10	$ 0.30

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenues
Las Vegas operations	$320,765	$440,695	$ 778,250	$1,320,818
Native American management	30,718	23,453	55,872	69,901
Reportable segment net revenues	351,483	464,148	834,122	1,390,719
Corporate and other	1,695	1,710	4,914	5,029
Net revenues	$353,178	$465,858	$ 839,036	$1,395,748

Net income (loss)	$ 72,044	$ (26,798)	$(224,173)	$ (13,581)
Adjustments
Depreciation and amortization	57,297	57,925	173,755	164,613
Share-based compensation	633	4,464	8,275	12,849
Write-downs and other charges, net	1,400	34,094	25,673	66,668
Tax receivable agreement liability adjustment	-	(97)	-	(97)
Interest expense, net	29,798	40,517	99,836	118,936
(Gain) loss on extinguishment/modification of debt, net	(482)	-	(235)	302
Change in fair value of derivative instruments	108	1,739	21,368	21,335
(Benefit) provision for income tax	-	(842)	113,185	124
Other	99	82	262	234
Adjusted EBITDA	$160,897	$111,084	$ 217,946	$ 371,383

Adjusted EBITDA
Las Vegas operations	$141,670	$102,226	$ 198,060	$ 342,975
Native American management	29,826	22,273	52,634	65,699
Reportable segment Adjusted EBITDA	171,496	124,499	250,694	408,674
Corporate and other	(10,599)	(13,415)	(32,748)	(37,291)
Adjusted EBITDA	$160,897	$111,084	$ 217,946	$ 371,383